SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

March 7, 2007

ECUITY, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	0-26709	98-0201259
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2001 Sixth Avenue, Suite 3302 Seattle, WA	98121
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	(425) 562-2900

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

By letter dated February 21, 2007 Ecuity, Inc. (the “Company”) was notified by the National Association of Securities Dealers Automated Quotation System (the “NASDAQ”) that the Company was no longer eligible to have its securities quoted on the NASDAQ Over the Counter Bulletin Board (“OTCBB”) as the result of the Company’s failure to meet certain requirements under NASD Rule 6530 (the “Eligibility Rule”). Pursuant to the notice from the NASDAQ, quotations for the Company’s securities were removed from the OTCBB effective as of March 2, 2007. The reason for non-compliance with the Eligibility Rule was the Company’s failure to file its most recent Form 10-Q with the Securities and Exchange in a timely manner. Because this was the third time in the last two calendar years that the Company was not timely in filing a required periodic report, under Rule 6530(e)(1) it was no longer eligible to be quoted on the OTCBB.
Under the Eligibility Rule, in order for the Company to become eligible for quotation on the OTCBB, it must timely file in a complete form all required annual and quarterly reports due in a one-year period. At the present time, there can be no assurances that the Company will be able to meet this requirement so that it will once again become eligible to have its securities quoted on the OTCBB.

Section 8

Item 8.01.	Other Events

On January 5, 2007, the Company’s wholly owned subsidiary Ecuity Advanced Communications, Inc. (“EAC”) filed for voluntary protection under Chapter 11 of the United States Bankruptcy Code. EAC filed its petition in the United States Bankruptcy Court for the Western District of Washington, Cause No. 07-10061-TTG. The officers and directors of EAC continue to operate the company as a “debtor-in-possession.” The filing of the voluntary petition was necessitated by the inability of EAC to work out payment arrangements with vendors of certain services that were critical to that company’s ability to continue its operations as a provider of internet access services and VOIP phone services.

Exhibit	Description	Location
To be filed by amendment if required.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 7, 2007	ECUITY, INC.

By: s/ King Wm. S. Cole
Name: King Wm. S. Cole
Title: President, Treasurer and Principal Accounting Officer